EXHIBIT 10.2

AMENDMENT NO. 2 TO ASSET PURCHASE AGREEMENT

This AMENDMENT NO. 2 TO ASSET PURCHASE AGREEMENT (this “Second Amendment”), dated as of March 25, 2009, is by and between OSIRIS THERAPEUTICS, INC., a Delaware corporation (“Seller”), and NUVASIVE, INC., a Delaware corporation (“Purchaser”).  Capitalized terms used herein and not otherwise defined shall have the meaning given them in that certain Asset Purchase Agreement by and between Seller and Purchaser dated May 8, 2008, as amended pursuant to that certain Amendment to Asset Purchase Agreement by and between Seller and Purchaser dated September 30, 2008 (collectively, the “Agreement”).  Seller and Purchaser shall each be referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, pursuant to Section 9.3 of the Agreement, the Agreement may be amended by a written instrument signed by the parties to the Agreement; and

NOW, THEREFORE, in consideration of the foregoing, the agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                                       Amendments.

(a)                                   Section 1.1(a)(ii) of the Agreement shall be deleted in its entirety.

(b)                                  Section 1.3 of the Agreement shall be amended by deleting in its entirety the second sentence thereof and inserting in its place the following:

“The consummation of the Manufacturing Asset Transfer (the “Manufacturing Closing”) shall be held on the fifteenth day following the execution by Purchaser and Seller of this Second Amendment (the “Manufacturing Closing Date”) and at such time all conditions to the Manufacturing Closing shall be deemed to have been waived or satisfied.  In connection with the Manufacturing Closing, either (a) the Purchaser shall assume that certain Amended and Restated Tissue Procurement Processing and Supply Agreement by and between Seller and AlloSource, dated February 1, 2008 (the “AlloSource Supply Agreement”) or (b) the AlloSource Supply Agreement shall be amended, modified, supplemented or terminated.”

(c)                                  Section 1.5(a) of the Agreement shall be amended and restated in its entirety, as follows:

“(a)                            Milestones; Milestone Payments.  From and after the Technology Closing Date, in addition to the consideration set forth in Section 1.4 above, Purchaser shall, with respect to Sections 1.5(a)(i) and 1.5(a)(vi) below, subject to, and contingent upon achievement of the post-Technology Closing performance milestones of the Business set forth in Sections 1.5(a)(i) and 1.5(a)(vi) below, and, with respect to Sections 1.5(a)(ii), 1.5(a)(iii) and 1.5(a)(iv) below, on the dates set forth in Sections 1.5(a)(ii), 1.5(a)(iii) and 1.5(a)(iv) below (each, a “Milestone”) not later than the applicable date for satisfaction of each Milestone set forth below (each a

“Milestone Expiration Date”), pay to Seller an amount of cash (in United States dollars of immediately available funds) or common stock, par value $0.001 per share, of Purchaser (“Purchaser Common Stock”) (the form of payment of which is to be determined in the sole discretion of Purchaser), equal to the First Milestone Payment, Second Milestone Payment, Third Milestone Payment, Fourth Milestone Payment, Fifth Milestone Payment and/or Sixth Milestone Payment, as applicable (the “Applicable Milestone Payment”) and each Milestone shall be independent of each other Milestone and may be satisfied and payment become due therefore regardless of non-satisfaction of any other Milestone; provided, however, that (i) if Purchaser elects to issue shares of Purchaser Common Stock in respect of any Applicable Milestone Payment, then prior to such issuance and upon request by the Purchaser, Seller shall deliver to Purchaser such representations and warranties as Purchaser shall reasonably request for purposes of exempting the issuance of such shares from the registration requirements of the Securities Act, and (ii) if Purchaser elects to issue shares of Purchaser Common Stock in respect of any Applicable Milestone Payment, the number of shares of Purchaser Common Stock to be issued shall be equal to the Applicable Milestone Payment divided by the Purchaser Common Stock Value.  The obligations of Purchaser under this Section 1.5(a) are subject to the provisions of Section 1.5(c) below (regarding Purchaser’s Rights of Set-Off).  For avoidance of doubt, in no event shall the sum of all Applicable Milestone Payments made by Purchaser to Seller under this Section 1.5 exceed Fifty Million Dollars ($50,000,000) (the “Maximum Milestone Amount.

(i)                                     If at any time following the Technology Closing Date but at or prior to April 15, 2009, Seller shall have delivered to Purchaser an aggregate of 75,000 cubic centimeters of Product (the “First Delivery Threshold”) in accordance with the terms and provisions of, and subject to the specifications set forth in, the Manufacturing Agreement, Purchaser shall pay to Seller Five Million Dollars ($5,000,000) (the “First Milestone Payment”).  The parties acknowledge and agree that the First Milestone Payment was previously made by Purchaser and that no further amount shall be due or owing with respect thereto.

(ii)                                  Purchaser shall pay to Seller Five Million Dollars ($5,000,000) on the date that Purchaser executes the Second Amendment (the “Second Milestone Payment”).

(iii)                               Purchaser shall pay to Seller Twelve Million Five Hundred Thousand Dollars ($12,500,000) on June 30, 2009 (the “Third Milestone Payment”).

(iv)                              Purchaser shall pay to Seller Twelve Million Five Hundred Thousand Dollars ($12,500,000) on September 30, 2009 (the “Fourth Milestone Payment”).

(v)                                 [Intentionally Omitted].

(vi)                              If at any time following the Technology Closing Date the Business shall generate Thirty-Five Million Dollars ($35,000,000) in cumulative Net Sales (the “Net Sales Threshold”), Purchaser shall pay to Seller Fifteen Million Dollars ($15,000,000) (the “Sixth Milestone Payment”).

If any payment under this Section 1.5(a) is made in the form of Purchaser Common Stock, then on the date of such payment Purchaser shall provide to Seller (I) a certificate from a duly authorized officer of Purchaser certifying that as of the date of such issuance (x) the Purchaser Common Stock so issued has been duly authorized and is validly issued, fully-paid and non-assessable and, (y) the provisions of Rule 144(c) of the Securities Act, are satisfied and (II) a legal opinion from Purchaser’s legal counsel that such Purchaser Common Stock has been duly authorized and validly issued, is fully paid and non-assessable.  If Purchaser is unable to satisfy the requirement set forth in the immediately preceding sentence, Seller shall be under no obligation to accept Purchaser Common Stock as payment for the Applicable Milestone Payment and Purchaser shall make such Applicable Milestone Payment in the form of cash, in United States dollars of immediately available funds.”

(d)                                 Sections 6.1 (a), (b), and (d-i) of the Agreement shall be deleted in their entirety, and Seller hereby specifically affirms that the representations and warranties in Section 6.1(c) thereof are true and correct as of the date hereof.

(e)                                  Section 8.2(d) of the Agreement shall be amended by adding at the end thereof the following phrase “ … and all liabilities associated with the assumption or termination of the AlloSource Supply Agreement as contemplated by the Second Amendment.”

(f)                                     Section 9.13 of the Agreement shall be amended by deleting the definitions of “Allowable Work in Process” and “WIP Value” in their entirety.  In addition, the Index of Defined Terms contained in Section 9.13 shall be amended by eliminating the reference to Work in Process contained therein.

2.                                       Columbia Facility.  Notwithstanding anything to the contrary in the Agreement (or any exhibit or schedule to the Agreement), the Parties agree that Seller shall not transfer, lease or sub-lease the 7015 Albert Einstein, Columbia Maryland facility (the “Columbia Facility”) to Purchaser, and Purchaser shall have no obligation to lease or sub-lease the Columbia Facility.  The Parties agree that (i) the Sublease Agreement by and between Broadwing Corporation and Osiris, dated June 2, 2006 and the Agreement of Lease by and between Columbia Gateway S-18, L.L.C. and Osiris, dated June 6, 2006 shall not be Assumed Contracts (as defined in the Agreement) pursuant to the Agreement, and (ii) Schedule 1.1(a)(x) to the Agreement shall be amended to remove the Sublease Agreement by and between Broadwing Corporation and Osiris, dated June 2, 2006 and the Agreement of Lease by and between Columbia Gateway S-18, L.L.C. and Osiris, dated June 6, 2006 from such Schedule 1.1(a)(x) to the Agreement.  Purchaser agrees to timely dispose, at Purchaser’s cost, of all of the assets at the Columbia Facility set forth on Exhibit A attached to this Second Amendment.

3.                                       No Further Amendment.  Except to the extent expressly modified by this Amendment, all of the provisions of the Agreement shall remain in full force and effect, without modification or amendment and are ratified in all respects.  This Amendment is limited by its terms and does not and shall not serve to amend or waive any provision of the Agreement except as expressly provided for in this Amendment.

4.                                       Governing Law; General Provisions.  This Amendment, including the validity hereof and the rights and obligations of the parties hereunder, shall be construed, interpreted, enforced and governed by and under the laws of the State of Delaware applicable to contracts made and to be performed entirely in such state, without regard to its rules regarding conflicts of law provisions.

5.                                       Counterparts, Facsimile Execution.  This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which shall constitute one and the same instrument.  The Parties need not sign the same counterpart.

[Signature Page to Follow]

IN WITNESS WHEREOF, Seller and Purchaser have each caused this Amendment No. 2 to Asset Purchase Agreement to be executed by their respective duly authorized officers, all as of the date first above written.

SELLER:

OSIRIS THERAPEUTICS, INC.

By:	/s/ Richard W. Hunt

Name:	Richard W. Hunt

Title:	Chief Financial Officer

PURCHASER:

NUVASIVE, INC.

By:	/s/ Jason Hannon

Name:	Jason Hannon

Title:	Senior Vice President, General Counsel and Secretary